Ironclad Performance Wear Reports Fourth Quarter and

Fiscal Year 2016 Results

FARMERS BRANCH, TX – March 9, 2017 – Ironclad Performance Wear Corporation (OTCQB:ICPW), the recognized leader in high-performance task-specific work gloves, reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter 2016 Results

The Company reported Net Sales for the fourth quarter of 2016 of $8.3 million, a decrease of 1% from the fourth quarter total of $8.4 million for 2015. The Company recorded solid revenue increases for the quarter in both its industrial and retail channels. These increases were offset by two non-recurring revenue declines, first from the discontinuance of the 5.11 contract business after 2015 and second due to the discontinuation of business with the Company’s former Canadian distributor.

Gross Profit increased to $3.0 million, or 36% of Net Sales in the fourth quarter of 2016, compared to $2.8 million, or 34% of Net Sales in the fourth quarter of 2015. The increase in gross profit is primarily attributable to the Company’s improvement in purchase prices and the mix of business after dropping the 5.11 business.

Operating Expenses in the fourth quarter were $2.6 million or 32% of Net Sales, as compared to $2.6 million or 30% of Net Sales, during the same period last year.

Income from Operations increased for the fourth quarter to $0.36 million or 4% as compared to $0.26 million or 3% during the same period in 2015.

Net Income for the fourth quarter was $0.32 million, or $0.00 per share, as compared to $0.24 million, or $0.00 per share, in the same period last year.

Fiscal 2016 Year-End Results

Full-year Net Sales for 2016 were $25.2 million, representing a 7% increase from 2015 Net Sales of $23.6 million.

Gross Profit increased to $9.0 million or 36% of Net Sales in 2016, as compared to $8.3 million, or 35% of Net Sales for full-year 2015. The increase in gross profit is primarily attributable to higher sales, a better mix of business, royalty income recognized on licensing of our patented technologies and the result of our supply chain efforts.

Operating Expenses were $9.9 million or 39%, of Net Sales, as compared to $8.4 million or 36% of Net Sales, for the full-year 2015. The increase was primarily attributable to a combination of co-op advertising for major accounts, investment spend (primarily in staffing related to the increased Grainger business) and, costs related to the discontinuance of business with our former Canadian distributor.

Loss from Operations was $0.8 million for 2016 as compared to a Loss from Operations of $0.1 million for 2015.

Net Loss for 2016, including a non-cash reserve against the deferred tax asset of $1.8 million, was $2.8 million, or $0.03 per share, as compared to Net Loss of $0.2 million or $0.00 per share, in the prior year.

Jeff Cordes, Chief Executive Officer of Ironclad commented:

“In a year where most industrial distributors and numerous retailers reported declining performance, we are pleased to have grown our business for 2016 nearly 7%.

The strong growth we achieved through both the industrial and retail channels in the 4th quarter nearly replaced the old and unprofitable 5.11 contract business, as well as the loss of business from our prior Canadian distributor. That being said, having placed the ORR Safety litigation behind us, we are now taking control of our international business and expect improving performance in 2017 in this segment.

We realized improved gross margins for the 4th quarter and the full year as our supply chain and new products provided us greater value and we no longer had the lower margin 5.11 business.

While SG&A increased significantly year over year due to certain one-time expenses and our early in-year investments to service the Grainger expansion, you will note our SG&A for the final quarter of 2016, year over year, did not increase.

We have great expectations for strong growth in 2017. With three solid sales leaders driving the top line of our business and what appears to be an improving industrial marketplace, full year double digit growth is achievable. However, shareholders must remember that while we expect to see strong full year growth for 2017, as we have seen before, revenue volatility across the quarters will continue to be a fact of life given the size and types of customers in our portfolio.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss 2016 financial results on Thursday, March 9th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: March 9th, 2017

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: 1-888-208-1814

International Dial-In Number: 1-719-457-2600

Conference ID Number: 6621751

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=123289 and also via the landing page of the Company's website at www.ironcladinvestor.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Replay Dial-In Numbers:

TOLL-FREE 1-844-512-2921

TOLL/INTERNATIONAL 1-412-317-6671

From: 03/09/17 at 7:30 pm Eastern Time

To: 04/09/17 at 11:59 pm Eastern Time

Replay Pin Number: 6621751

The Company's financial results will be posted online at www.ironcladinvestor.com once they are publicly released.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through March 19, 2017.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia, Asia the Middle East and Africa.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding strengthening partner relationships, additional markets for Ironclad’s products, revenue volatility and Ironclad’s growth in 2017. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$ 299,904	$ 276,981
Accounts receivable, net of allowance for doubtful accounts of $30,000 and $30,000	8,181,549	8,857,768
Inventory, net of reserve of $197,549 and $547,800	8,649,632	6,681,715
Deposits on inventory	108,597	171,593
Prepaid and other	575,403	610,417
Total Current Assets	17,815,085	16,598,474

Property and Equipment
Computer equipment and software	294,117	622,264
Furniture and equipment	343,499	308,398
Leasehold improvements	140,718	174,298
Less: accumulated depreciation and amortization	(357,204)	(767,047)
Total Property and Equipment, Net	421,130	337,913

Other Assets
Trademarks and patents, net of accumulated amortization of $81,260 and $68,094	235,738	125,895
Deposits and other assets	451,582	21,306
Deferred tax asset - long term	-	1,832,000
Total Other Assets	687,320	1,979,201

Total Assets	$ 18,923,535	$ 18,915,588

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$ 4,674,106	$ 3,358,724
Line of credit	4,248,070	3,224,780
Total Current Liabilities	8,922,176	6,583,504

Stockholder's Equity
Common stock, $0.001 par value, 172,744,750 shares authorized,
84,500,454 and 82,937,309 shares issued and outstanding at
December 31, 2016 and December 31, 2015, respectively	84,500	82,937
Capital in excess of par value	21,282,588	20,776,012
Accumulated deficit	(11,365,729)	(8,526,865)
Total Stockholders' Equity	10,001,359	12,332,084

Total Liabilities & Stockholders' Equity	$ 18,923,535	$ 18,915,588

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
REVENUES
Net sales	$ 8,301,994	$ 8,421,860	$ 25,199,914	$ 23,582,019

COST OF SALES
Cost of sales	5,296,958	5,603,071	16,160,195	15,303,597

GROSS PROFIT	3,005,036	2,818,789	9,039,719	8,278,422

EXPENSES
General and administrative	894,327	1,067,289	3,748,712	3,311,254
Sales and marketing	1,088,758	880,660	3,657,239	3,120,131
Research and development	151,936	190,623	636,745	670,590
Purchasing, warehousing and distribution	457,878	382,290	1,650,995	1,187,628
Depreciation and amortization	50,055	34,762	178,691	134,627

Total Operating Expenses	2,642,954	2,555,624	9,872,382	8,424,230

(LOSS) INCOME FROM OPERATIONS	362,082	263,165	(832,663)	(145,808)

OTHER INCOME (EXPENSE)
Interest expense	(45,272)	(25,769)	(174,944)	(91,404)
Interest income	23	7	73	28

Other Income (Expense), Net	(45,249)	(25,762)	(174,871)	(91,376)

NET LOSS BEFORE INCOME TAXES	316,833	237,403	(1,007,534)	(237,184)

Benefit from income taxes - current	-	5,869	670	5,869
Income tax expense - deferred	-	-	(1,832,000)	-
Income Tax (Expense) Benefit	-	5,869	(1,831,330)	5,869

NET INCOME (LOSS)	$ 316,833	$ 243,272	$ (2,838,864)	$ (231,315)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$0.00	($0.03)	($0.00)
Diluted	$0.00	$0.00	($0.03)	($0.00)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING
Basic	84,500,454	82,937,309	83,804,867	81,819,809
Diluted	94,960,425	93,844,508	83,804,867	81,819,809